                                   EXHIBIT 11

                              DATA I/O CORPORATION

                        COMPUTATION OF EARNINGS PER SHARE



Earnings per share reported in Form 10-K for the three years ended December 29, 1994 are based on the following (In thousands):


Primary and Fully Diluted:                      1994        1993         1992
- ---------------------------------------        ------      ------       ------
Weighted Average Shares Outstanding             7,354       7,170        6,939

Dilutive Effect of Stock Options                   66                      178
                                               ------      ------       ------
Weighted Average Common and Equivalent
    Shares Outstanding                          7,420       7,170        7,117
                                               ------      ------       ------
                                               ------      ------       ------


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